PRESS RELEASE

Date:	October 8, 2003

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	R. Donn Roberts, President & CEO MutualFirst Financial, Inc. (765) 747-2884

MutualFirst Financial and Mutual Federal Savings Bank
Announce Leadership Transition

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank announced the planned succession to the upcoming retirement of R. Donn Roberts, President and Chief Executive Officer of MutualFirst Financial and Mutual Federal Savings Bank.

Wilbur R. Davis, Chairman of the Board of MutualFirst and Mutual Federal, today announced the election of David W. Heeter as President and Chief Executive Officer of MutualFirst, and Chief Executive Officer of Mutual Federal. Additionally, the Board elected Patrick C. Botts as Executive Vice President of MutualFirst, and President and Chief Operating Officer of Mutual Federal Savings Bank. Heeter and Botts were also elected to the Boards of MutualFirst and Mutual Federal, effective November 1, 2003.

MutualFirst Financial, Inc. is the holding company for Mutual Federal Savings Bank, a $799 million Indiana-based financial institution, operating 17 full-service offices in Delaware, Randolph, Kosciusko and Grant Counties. Mutual Federal is a leading residential lender in each of their markets and provides a full range of financial services. The company is traded on NASDAQ under the symbol MFSF and can be found on the Internet at www.mfsbank.com.